AT THE COMPANY: Eric Loughmiller Chief Financial Officer 708-492-7219 www.iaai.com	AT ASHTON PARTNERS: Mike Banas Media Inquiries 312-553-6704 mbanas@ashtonpartners.com

INSURANCE AUTO AUCTIONS, INC. ANNOUNCES IT HAS RECEIVED REQUISITE

CONSENTS WITH RESPECT TO ITS TENDER OFFER AND CONSENT

SOLICITATION FOR ITS 11% SENIOR NOTES DUE 2013

WESTCHESTER, ILLINOIS, APRIL 6, 2007 – Insurance Auto Auctions, Inc. (the “Company”) announced today that it had received, as of 5:00 p.m., New York City time, on April 5, 2007, tenders and consents from holders of 100% of the aggregate principal amount of the Company’s outstanding 11% Senior Notes due 2013 (the “Notes”) in connection with its cash tender offer and consent solicitation for the Notes, which commenced on March 22, 2007. The tender offer and consent solicitation is being conducted in connection with the previously announced merger and related transactions that will result in the Company and ADESA, Inc. becoming wholly owned subsidiaries of KAR Holdings, Inc. (the “Merger”). The completion of the tender offer and consent solicitation is conditioned on, among other things, the closing of the Merger.

It is expected that the Company will execute a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants, certain events of default provisions and certain defeasance provisions in the Indenture. The Supplemental Indenture will become effective immediately upon execution but will not become operative until at least a majority in aggregate principal amount of the outstanding Notes have been accepted for purchase pursuant to the terms of the tender offer and the consent solicitation.

The consent solicitation expired at 5:00 p.m. New York City time, on April 5, 2007 (the “Consent Time”). Holders who validly tendered Notes on or prior to the Consent Time will receive a consent payment of $30 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration. Holders who validly tender their Notes after the Consent Time but before the expiration of the tender offer will not receive the Consent Payment, and will receive payment of the tender offer consideration for Notes accepted for purchase on the applicable settlement date in accordance with the terms of the Offer Documents (as defined below). The tender offer will expire at 8:00 a.m. New York City time, on April 23, 2007, unless extended or earlier terminated (such date and time, as the same may be modified, the “Expiration Time”).

Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 272-5112 (collect) or (877) 696-BEAR (toll free). D.F. King & Co., Inc. is the Information Agent and can be contacted at (212) 269-5550 (for banks and brokers only) or (888) 887-1266 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 22, 2007 and the related Consent and Letter of Transmittal, as the same may be amended from time to time (the “Offer Documents”). Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to buy the Notes or any other securities of the Company. The tender offer and consent solicitation are being made solely pursuant to the Company’s Offer Documents. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent to the proposed amendments to the Indenture.

About the Company

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 99 sites across the United States. Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at www.iaai.com

Forward-Looking Statements

The statements in this release should be read in conjunction with the condensed consolidated financial statements and notes thereto included in IAAI’s filings with the SEC, including the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements, including, but not limited to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks and uncertainties associated with the contemplated transactions. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “predict,” “projects,” “targeting,” “potential,” “or “contingent,” the negative of these terms, or other similar expressions. Actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons, including those discussed in “Risk Factors” in IAAI’s Form 10-K. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the parties undertake no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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